EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT


I consent to the incorporation by reference in Registration Statement No. 33-52086 of Bioenvision, Inc. on Form S-8 of my report dated April 12, 2002 on the consolidated financial statements of Bridgeblood Technologies, LLC, dba Pathagon Inc., for the years ended December 31, 2001 and 2000 appearing in this Form 8-K/A of Bioenvision, Inc.

/s/ Frank E. Hanson, C.P.A.
Frank E. Hanson, C.P.A.
Arlington, Virginia
April 12, 2002